Certificate of Designation of Rights of Series J Preferred Shares
                                       Of
                          Aqua Vie Beverage Corporation

Pursuant to Section 151 (g) of Title 8 of the General Corporate Law of the State of Delaware and Article V of the Articles of Incorporation, the Directors here by designate:

    The voting powers, designations, preferences, rights and qualifications, limitations and restrictions of:

                           "Series J Preferred Shares"

And there is authorized to be issued 1,000 shares thereof with the following rights, terms and preferences:

     1. Dividends.

         Right to Preferential Dividends. Subject to the rights and preferences of other classes or series of Preferred Shares, the Holders of the then outstanding Series J Preferred Shares {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} shall be entitled to receive, if, when, and as declared by the Board, out of any funds legally available therefor, a non-cumulative preference of 10% on cash dividends up to $80.00 maximum total accumulated dividends per Series J Preferred Share held thereby. These dividends shall be payable, when and as declared by the Board. Dividends on the Series J Preferred Shares shall be non-cumulative, there shall be no minimum dividends, and no rights shall accrue to the Holders of the Series J Preferred Shares in the event that the Company shall fail to declare or pay dividends on the Series J Preferred Shares, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event that the number of outstanding Series J Preferred Shares is adjusted by stock split, reverse split, or other corporate action, the preference stated herein shall be adjusted accordingly. The balance of any such dividends so declared shall be allocated as between Series J Preferred Shares and Common Shares as if said Series J Preferred Shares had been converted to Common Shares based on the Conversion Ratio (as adjusted) provided herein, and as to any other classes or series of Preferred Shares in accordance with the rights and preferences thereof.

     2. Liquidation Rights of Series J Preferred Shares.

         (a) Preference. Subject to the rights and preferences of other classes or series of Preferred Shares in the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} the Holders of the Series J Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $80.00 per Series J Preferred Share held thereby plus an amount equal to all declared and unpaid dividends thereon, less

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accumulated  total  dividends paid thereto (but not less than zero). If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the Holders of the Series J
Preferred   Shares  shall  be   insufficient  to  permit  the  payment  to  such
shareholders of the full preferential amount aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the Holders of the Series J Preferred Shares, subject to any rights or preferences of any other classes or series of Preferred Shares, on the basis of the number of shares of Series J Preferred Shares so held.

         (b) Payments to Common Stock. After the preferred payment of $80.00 per Series J Preferred Share is made to Holders of the Series J Preferred Shares the Holders of the Series J Preferred Shares shall be entitled to share with Common Shares, based on the adjusted conversion ratio of Preferred Series J Shares to Common Shares as if converted, and as to other Classes or Series of Preferred Shares based on the conversion ratio of said Shares to Common as if converted or as otherwise provided in the rights and designations thereof as may from time to time be made by the Board of Directors, all remaining assets of the Company to be distributed.

         (c) Effect of Adjustments of Shares. In the event that the number of outstanding Series J Preferred Shares is adjusted by stock split, reverse split, or other corporate action, the preference stated herein shall be adjusted accordingly.

         3. Merger, Consolidation.

         (a) Preference. Subject to the rights and preferences of other classes or series of Preferred Shares in the event of any merger or share exchange of the Company, or a sale or other disposition of all or substantially all of the assets of the Company {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} the Holders of the Series J Preferred Shares then outstanding shall be entitled to receive, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, for each share of such Series J Preferred Stock so held, in cash or in securities (including, without limitation, debt securities) received from the acquiring corporation, at the closing of any such transaction, an amount equal to $80.00 per Series J Preferred Share, plus an amount equal to all declared and unpaid dividends thereon, less total accumulated dividends paid thereto (but not less than zero). In the event that the number of outstanding Series J Preferred Shares is adjusted by stock split, reverse split, or other corporate action, the preference stated herein shall be adjusted accordingly

         (b) Remaining Proceeds. Subject to the rights and preferences of other classes or series of Preferred Shares after the payment or distribution to the Holders of the Series J Preferred Shares of the full preferential amount, the Holders of the Series J Preferred Shares, Holders of other Series or Classes of Preferred Shares according to the Rights and Designations thereof and Holders of Common Stock then outstanding shall be entitled to receive ratably, with all Series J Preferred Shares treated as if it had been converted into Common Stock pursuant to Section 5 hereof, all remaining proceeds of the Company to be distributed.

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

         (c) Valuation of securities received pursuant to a merger, share exchange, sale of substantially all the assets or similar transaction. In the event that a transaction occurs pursuant to which non-cash assets are received and to which this Section applies, the assets received for the purposes of this Section shall be valued as follows:

                  (I) If the assets received are securities that are listed on NASDAQ or an exchange, the value shall be deemed to be the 3-day high average closing price (or average between bid/ask if OTC) on such exchange or NASDAQ over the 30-day period prior to the closing of the transaction by which the securities are received.

                  (ii) If the assets received are of readily ascertainable market value, then that value shall be used.

                  (iii) If the assets are unlisted securities or other assets that do not have a readily ascertainable value, the Board of Directors in good faith will value said assets.

                  (iv) The fact that assets exist which may require a valuation process as described herein shall not delay closing the transaction by which the assets are being received.

         (d) Notice. With respect to any transaction, which involves a merger or exchange of shares, or a sale of substantially all the assets not in the ordinary course of business, the Series J shareholders shall receive not less than ten days notice of the transaction and the terms and conditions thereof.

         4. Voting Rights.

         (a) Each Holder of Series J Preferred Shares shall be entitled to vote on all matters including election of the Board of Directors and, except as otherwise expressly provided herein, shall be entitled to a vote equal to them number of votes that equal the number of Common Shares to which said Series J Preferred Shares could be converted at any given time.

         (b) Unless otherwise required by law, Series J Preferred shareholders and Common shareholders shall vote together on all matters upon which shareholders are permitted to vote and not as separate classes. In those cases where Series J Preferred Shareholders are required by law to vote as a separate class, the vote required by said class for approval of the proposed action shall be a simple majority of the class.

         (c) Voting rights shall be adjusted in the event of adjustments in the Conversion Ratio, except that increases or reductions that apply equally to Series J Preferred Shares and Common Shares shall not cause an adjustment to be made.

         5. Conversion.

The Company and the Holders of Series J Preferred Shares shall have the following conversion rights:

         (a) Right to Convert. Each share of Series J Preferred Shares shall be convertible, if there shall be sufficient Common Shares authorized and issuable therefore at the option of the Holder thereof, into fully paid and non assessable shares of Common Stock at the Conversion Rate set forth In Section 5(c) hereunder (as adjusted). In the event that Series J Preferred Shares subject thereto shall have been transferred, the time period for conversion shall be measured from the date of issuance to the initial Holder thereof. This right to convert shall be subject to the following terms and conditions:

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

            (i) The registered Holder (or his or her successors by transfer, action of law or otherwise) (collectively, the "Holder") shall be immediately eligible to exchange his or her preferred shares, in whole or part, immediately or successively in common shares of the Company subject to any limitations contained in this subsection (a);

            (ii) Until December 31, 2003, the Holder may convert only to such Common Shares, when added to any other Common Shares directly or beneficially held by said person, such that said person would, in the aggregate directly or beneficially hold at any point of time not more than 4.99% of the Common stock of the Company, and is thus subject to a "Conversion Cap". "Beneficial Ownership" for the purpose of this subsection shall be interpreted to be those Common Shares that may be acquired in any manner by a Holder because of rights under these Series J Preferred Shares or any other rights or shares held thereby from time to time at any particular time, in exchange therefore with 60 days by the terms of any right therefore, and as more particularly defined by Regulation 240.13d-3, issued under the Securities Exchange Act of 1934, it being the intention hereof that this limitation hereof on conversion until December 31, 2003 (and as further qualified by subsection (iii) hereunder) shall be interpreted as a "Conversion Cap" consistent with the case, Levy v. Southbrook International Investments, Ltd. 263 F. 3d. 10 (2001, USCA, 2d Cir); it being the express intention hereof, that the Holder may make successive conversions hereunder of all or part of his or her Series J Preferred Shares to Common Shares so long as at any point of time this Conversion Cap of 4.99% is followed.

            (iii) The limitation contained in subsection (ii) above shall not apply in such cases as may arise prior to December 31, 2003, where there would be an exchange of securities or similar corporate event such as a sale, merger or consolidation, or an offer to purchase in conjunction with such a transaction or a similar event; after December 31, 2003, in any event the Conversion Cap shall not be applicable unless at least 61 days prior thereto the Holder shall be a writing directed to the Company agree to an extension of said Conversion Cap, in which case the date the conversion Cap shall extend to shall be such agreed date, subject to the exception to the Conversion Cap provided in this subsection.

            (iv) The right to convert to common shares shall be subject to the conversion rate set forth in subsection (c) hereunder, and any other adjustment provision that may be contained in this Section 5.

         (b) Automatic Conversion at Election of Company.
             --------------------------------------------

            (i) Each share of Series J Preferred Shares shall automatically at the election of the Company be converted into shares of Common Stock based on the then effective Conversion Rate set forth in Section 5(c) hereunder (as adjusted) if any one of the following shall occur: (A) The Holders of 60% of the Series J Preferred Shares outstanding at a given time (it being the intention not to include successive conversions that may in the aggregate amount to more than 60% of said shares) have given notice of Election to convert as provided herein in Section 6; (B) The Board of Directors of the Company shall have approved a plan of reorganization, exchange, merger or consolidation to which the Company is a party, or an acquisition of the Company; (C) Immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock of the Company (including shares registered by selling Series J Preferred shareholders) where the amount of such securities sold is $10,000,000. or more; (D) When the Company shall have a net worth of $10,000,000 or more; (E) After the Common Shares shall have been listed on NASDAQ for a period of not less than three months.

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

             (ii) Upon the occurrence of any of the events specified in paragraph 5(b)(i) and the election (if applicable) being so made by the Company, the outstanding shares of Series J Preferred Shares shall be converted automatically without any further action by the Holders of such Series J Preferred Shares and whether or not the certificates representing such Series J Preferred Shares are surrendered to the Company or its transfer agent; provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the conversion unless the certificates evidencing such Series J Preferred Shares are either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The conversion shall be deemed to have occurred immediately prior to the business day on which the Series J certificates are to be surrendered, and the person entitled to receive the Common shares upon such a conversion shall be deemed a Common Shareholder of record as of that date.

         (c) Conversion Rate, adjustments. Except as provided elsewhere herein for adjustment of conversion based on share price, recapitalization or other factors, the Conversion Rate is 10,000 Common Shares for One Series J Preferred Share. The Conversion Rate shall be subject to adjustment from time to time as provided below; no adjustment shall apply after a Series J Preferred Share has been converted.

         (d) Mechanics of Conversion. Each Holder of Series J Preferred Shares who desires to convert the same into shares of Common Stock shall surrender the certificate, duly endorsed, at the office of the Company or of any transfer agent for the Series J Preferred Shares or Common Stock, and shall give written notice to the Company at such office that such Holder elects to convert the same and shall state therein the number of shares of Series J Preferred Shares being converted. Thereupon the Company shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Series J Preferred Shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common Stock on such date.

         (e) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this subsection (e) shall become effective at the close of business on the date the subdivision or combination becomes effective. Subdivisions or combinations of Series J Preferred Shares shall be similarly considered to compute the final adjustment to the Conversion Rate to reflect stock splits and combinations.

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

         (f) Adjustments for Reclassification, Exchange and Substitution. In the event that at any time or from time to time, the Common Stock issuable upon the conversion of the Series J Preferred Shares is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, exchange of shares, or sale of assets, provided for elsewhere in this Section), then and in any such event each Holder of Series J Preferred Shares shall have the right thereafter to convert such stock into the kind and the maximum amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by Holders of shares of Common Stock into which such shares of Series J Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

         (g) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or exchange of shares of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holders of the Series J Preferred Shares shall have the right thereafter to convert such stock into the number of shares of stock or other securities or property to which a Holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the right of the Holders of the Series J Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section (including adjustment of the Conversion Rate then in effect and the number of shares receivable upon conversion of the Series J Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

         (h) Fractional Shares. Series J Preferred Shares may be issued in fractional amounts.

         (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series J Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series J Preferred Shares that shall be convertible at that time; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series J Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Should this action require the affirmative vote of the Holders of Series J Preferred Shares, whether as a Class or voted with Common Shares, said Holders of Series J Preferred Shares shall be deemed solely for this purpose to have consented thereto, and shall be deemed to irrevocably constituted management of the Company as their proxy and attorney in fact solely for this purpose to execute such documents as may be required to effect this consent.

         6. Effect of Issuance of other Series of Preferred Shares

         (a) Nothing contained in this designation of rights shall limit the ability of the Company to authorize and issue other Series of Preferred Shares or other classes of Preferred Shares with rights or preferences that are senior


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to these  Series J  Preferred  Shares  or that  limit or  reduce  the  rights or preferences of these Series J Preferred Shares. In the event that other Series or Classes of Preferred Shares are authorized and issued, unless otherwise provided in the designation of rights of said other Series or Classes, these Series J Preferred Shares shall vote on all matters based on the conversion rates adjusted into common shares provided herein, and said such other preferred shares shall have such voting rights as is provided in the designation thereof; thus, if there were 100 Series J Preferred Shares Issued, they would have the voting rights of 1,000,000 shares of Common Stock (unless adjusted as provided in Section 5), and if 1000 other preferred shares had voting rights of 100,000,000 shares of Common Stock, and there were 300,000,000 shares of Common Stock issued and outstanding, then in all votes for the Board of Directors, or any other matters in which shareholders may vote, all Common Shareholders, and all Preferred Shareholders shall vote together, and Preferred Shares would have the weight based on their conversion into common. There shall be no class votes of these Series J Preferred Shares unless said vote is non-waivable and is required by law.

    (b) Unless otherwise provided in the designation of rights and preferences of other preferred shares, any preferences of these Series J Preferred Shares shall be ratable with other series or classes of Preferred Shares that may have been or be hereafter designated.


                                      Dated this 27th day of June, 2003

                                      By:/s/ Thomas Gillespie
                                         -------------------------------
                                             Thomas Gillespie, President





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